SEC FILE NO. 70-7926





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS






                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



---------------------------------------------
                  In the Matter of          :
                                            :
GPU, Inc.                                   :
Jersey Central Power & Light Company        : Certificate Pursuant
Metropolitan Edison Company                 : To Rule 24 of Partial
Pennsylvania Electric Company               : Completion of Transactions
                                            :
                                            :
                  File No. 70-7926          :
                                            :
(Public Utility Holding Company Act of 1935):
--------------------------------------------:


To the Members of the Securities and Exchange Commission:

     The undersigned, GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, December 22, 1997, and June 22, 1999,with respect to said Declaration, as follows:

     1. At the close of business on December 31, 2000, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                     $  0
            JCP&L                                      0
            Met-Ed                                     0
            Penelec                                    0

     During the period January 1, 2001 through March 31, 2001, the GPU Companies issued (and paid at maturity where such bank borrowings matured on or before March 31, 2001) unsecured promissory notes representing bank borrowings under the Amended and Restated Credit Agreement as follows:

GPU
---

Issue Date            Maturity Date                   Amount
----------            -------------                   ------

03/07/01                04/03/01                    50,000,000



JCP&L
-----

Issue Date            Maturity Date                   Amount
----------            -------------                   ------

02/20/01                03/22/01                    40,000,000
03/20/01                05/04/01                    40,000,000
03/22/01                05/04/01                    40,000,000



Met-Ed
------

Issue Date            Maturity Date                   Amount
----------            -------------                   ------

03/02/01                04/02/01                    20,000,000
03/16/01                05/04/01                    40,000,000



Penelec
-------

Issue Date            Maturity Date                   Amount
----------            -------------                   ------

03/02/01                04/02/01                    20,000,000


     To summarize the above transactions, at March 31, 2001 the GPU Companies had outstanding unsecured promissory notes pursuant to the Amended and Restated Credit Agreement as follows:

                 Company                      Amount
                 -------                      ------

                 GPU                      $ 50,000,000
                 JCP&L                      80,000,000
                 Met-Ed                     60,000,000
                 Penelec                    20,000,000

     2. At the close of business on December 31, 2000, the GPU Companies had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                 Company                      Amount
                 -------                      ------

                 GPU                      $          0
                 JCP&L                      27,400,000
                 Met-Ed                     46,600,000
                 Penelec                    55,800,000

     During the period January 1, 2001 through March 31, 2001, the GPU Companies issued and sold (and paid at maturity where such commercial paper matured on or before March 31, 2001) unsecured short-term promissory notes as commercial paper as follows:

GPU
---

Date of Issuance              Maturity Date                    Amount
----------------              -------------                    ------

                                   NONE


JCP&L
-----

Date of Issuance              Maturity Date                    Amount
----------------              -------------                    ------


01/02/01                         01/03/01                      10,700,000
01/03/01                         01/08/01                      16,200,000
01/04/01                         01/05/01                      12,000,000
01/08/01                         01/09/01                      12,900,000
01/09/01                         01/10/01                       5,000,000



Met-Ed
------

Date of Issuance              Maturity Date                    Amount
----------------              -------------                    ------


01/02/01                         01/04/01                      24,100,000
01/03/01                         01/08/01                       4,300,000
01/04/01                         01/10/01                      29,700,000
01/05/01                         01/12/01                       2,800,000
01/08/01                         01/11/01                      11,700,000
01/10/01                         01/11/01                      28,000,000
01/11/01                         01/12/01                      10,000,000
01/11/01                         01/17/01                      28,000,000
01/12/01                         01/16/01                       3,750,000
01/12/01                         01/16/01                       8,250,000
01/16/01                         01/23/01                      10,400,000
01/17/01                         01/18/01                      22,500,000
01/18/01                         01/19/01                      20,000,000
01/19/01                         01/26/01                      17,900,000
01/23/01                         02/08/01                      10,000,000
01/25/01                         01/26/01                      11,600,000

Penelec
-------

Date of Issuance              Maturity Date                    Amount
----------------              -------------                    ------


01/02/01                         01/05/01                      14,300,000
01/03/01                         01/08/01                       6,800,000
01/04/01                         01/10/01                       6,700,000
01/05/01                         01/12/01                      19,600,000
01/08/01                         01/11/01                      16,200,000
01/09/01                         01/16/01                       9,800,000
01/10/01                         01/11/01                       4,800,000
01/11/01                         01/18/01                      20,200,000
01/12/01                         01/16/01                      18,800,000
01/16/01                         01/17/01                      18,800,000
01/17/01                         01/18/01                       5,000,000
01/17/01                         01/24/01                      10,800,000
01/18/01                         01/19/01                      21,500,000
01/19/01                         01/26/01                      19,500,000
01/23/01                         02/08/01                      10,800,000
01/25/01                         01/26/01                       8,300,000



     To summarize the above transactions, at March 31, 2001, the GPU Companies had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                  Amount
            -------                                  ------

            GPU                                      $    0
            JCP&L                                         0
            Met-Ed                                        0
            Penelec                                       0


     3. At the close of business on December 31, 2000, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                  Amount
            -------                                  ------

            GPU                                    $112,600,000
            JCP&L                                     1,800,000
            Met-Ed                                            0
            Penelec                                           0



     During the period January 1, 2001 through March 31, 2001, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

GPU
---

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


01/02/01       SUMITOMO BANK                     18,200,000       01/05/01
01/03/01       CHASE MANHATTAN BANK              30,000,000       01/10/01
01/04/01       ALLFIRST BANK                     15,000,000       01/11/01
01/04/01       SUMITOMO BANK                      9,500,000       01/09/01
01/05/01       MELLON BANK                       11,000,000       01/12/01
01/05/01       MERCHANTS OF BANGOR                2,000,000       01/26/01
01/05/01       SUMITOMO BANK                      5,200,000       01/18/01
01/05/01       SUMMIT BANK                       20,000,000       01/19/01
01/08/01       SUMITOMO BANK                      4,700,000       01/22/01
01/09/01       SUMITOMO BANK                      9,900,000       01/16/01
01/10/01       CHASE MANHATTAN BANK              30,000,000       01/25/01
01/11/01       SUMITOMO BANK                     15,000,000       01/17/01
01/12/01       ALLFIRST BANK                     11,200,000       01/19/01
01/12/01       SUMMIT BANK                       20,000,000       01/26/01
01/16/01       SUMITOMO BANK                      9,700,000       02/06/01
01/17/01       SUMITOMO BANK                     15,000,000       02/07/01
01/18/01       SUMITOMO BANK                      5,200,000       02/15/01
01/19/01       ALLFIRST BANK                     11,400,000       02/02/01
01/19/01       SUMMIT BANK                       10,000,000       01/26/01
01/19/01       SUMMIT BANK                       10,000,000       02/16/01
01/22/01       SUMITOMO BANK                      4,700,000       02/21/01
01/25/01       CHASE MANHATTAN BANK              30,000,000       02/08/01
01/26/01       MERCHANTS OF BANGOR                2,000,000       02/23/01
01/26/01       SUMMIT BANK                       15,000,000       02/16/01
01/26/01       SUMMIT BANK                       15,000,000       02/26/01
02/02/01       ALLFIRST BANK                     11,400,000       03/05/01
02/06/01       SUMITOMO BANK                      9,700,000       02/28/01
02/07/01       SUMITOMO BANK                     15,000,000       03/07/01
02/08/01       CHASE MANHATTAN BANK              30,000,000       03/09/01
02/15/01       SUMITOMO BANK                      5,200,000       03/16/01
02/16/01       SUMMIT BANK                       15,000,000       02/28/01
02/16/01       SUMMIT BANK                       10,000,000       03/23/01
02/21/01       SUMITOMO BANK                      4,700,000       03/22/01
02/23/01       MERCHANTS OF BANGOR                2,000,000       03/23/01
02/26/01       SUMMIT BANK                        1,000,000       02/28/01
02/26/01       SUMMIT BANK                       14,000,000       03/26/01
03/05/01       ALLFIRST BANK                     11,400,000       03/07/01
03/05/01       FIRST UNION BANK                     700,000       03/07/01
03/09/01       CHASE MANHATTAN BANK              10,700,000       04/06/01
03/16/01       CHASE MANHATTAN BANK               5,800,000       03/22/01
03/22/01       CHASE MANHATTAN BANK               3,800,000       03/28/01
03/22/01       SUMMIT BANK                        6,600,000       03/28/01
03/23/01       CHASE MANHATTAN BANK               2,000,000       03/29/01
03/23/01       SUMMIT BANK                       10,000,000       03/29/01
03/26/01       SUMMIT BANK                       14,000,000       03/30/01
03/28/01       CHASE MANHATTAN BANK               3,900,000       03/30/01

GPU cont'd
---

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


03/28/01       SUMMIT BANK                        6,600,000       03/30/01
03/29/01       FIRST UNION BANK                   1,900,000       03/30/01
03/29/01       SUMMIT BANK                       10,000,000       03/30/01



JCP&L
-----

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


01/05/01       MELLON BANK                        9,000,000       01/09/01
01/09/01       MELLON BANK                        9,000,000       01/10/01
01/10/01       MELLON BANK                        9,000,000       01/11/01
01/11/01       MELLON BANK                        5,400,000       01/12/01
01/12/01       MELLON BANK                        2,000,000       01/16/01
01/22/01       BANK OF NEW YORK                  13,000,000       01/23/01
01/23/01       MELLON BANK                        6,400,000       01/24/01
01/24/01       MELLON BANK                        3,600,000       01/25/01
02/07/01       CITIBANK                           7,500,000       02/08/01
02/07/01       PNC BANK                          15,000,000       02/13/01
02/07/01       PNC BANK                          10,000,000       02/21/01
02/28/01       CHASE MANHATTAN BANK              20,000,000       03/06/01
02/28/01       CHASE MANHATTAN BANK               7,300,000       03/01/01
02/28/01       SUMMIT BANK                       16,000,000       03/14/01
03/01/01       CHASE MANHATTAN BANK              11,300,000       03/12/01
03/02/01       CHASE MANHATTAN BANK              17,500,000       03/09/01
03/05/01       FIRST UNION BANK                   1,700,000       03/26/01
03/05/01       MELLON BANK                       11,000,000       03/13/01
03/05/01       PNC BANK                          10,000,000       03/07/01
03/06/01       ALLFIRST BANK                      3,600,000       03/19/01
03/06/01       CHASE MANHATTAN BANK              11,700,000       03/19/01
03/06/01       MELLON BANK                        1,000,000       03/19/01
03/07/01       ALLFIRST BANK                      4,700,000       03/08/01
03/08/01       ALLFIRST BANK                      5,400,000       03/26/01
03/08/01       PNC BANK                           5,800,000       03/26/01
03/09/01       CHASE MANHATTAN BANK              13,600,000       03/16/01
03/12/01       PNC BANK                           5,700,000       03/13/01
03/13/01       FIRST UNION BANK                   4,100,000       04/06/01
03/13/01       MELLON BANK                        3,400,000       03/14/01
03/14/01       CHASE MANHATTAN BANK               6,000,000       03/15/01
03/14/01       CHASE MANHATTAN BANK               6,500,000       03/21/01
03/16/01       CHASE MANHATTAN BANK               9,500,000       03/20/01
03/20/01       CHASE MANHATTAN BANK               3,700,000       03/21/01
03/20/01       CITIBANK                           5,600,000       03/21/01

JCP&L cont'd
----

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


03/21/01       CITIBANK                          10,700,000       03/22/01
03/22/01       CITIBANK                           5,800,000       03/23/01
03/23/01       MELLON BANK                        4,300,000       03/27/01
03/26/01       CITIBANK                           9,000,000       03/27/01
03/27/01       FIRST UNION BANK                   6,000,000       03/28/01
03/30/01       CHASE MANHATTAN BANK               8,200,000       04/03/01



Met-Ed
------

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


01/22/01       BANK OF NEW YORK                  15,800,000       01/23/01
01/23/01       MELLON BANK                       13,600,000       01/24/01
01/24/01       SUMITOMO BANK                     12,300,000       01/25/01
01/26/01       FIRST UNION BANK                   6,100,000       02/13/01
01/26/01       MELLON BANK                       20,000,000       02/12/01
01/26/01       SUMITOMO BANK                      5,100,000       02/09/01
02/02/01       CITIBANK                           7,500,000       02/21/01
02/02/01       US NATIONAL BANK                   1,800,000       02/20/01
02/08/01       CITIBANK                           2,200,000       03/08/01
02/09/01       SUMITOMO BANK                      4,800,000       03/02/01
02/12/01       MELLON BANK                        6,500,000       02/15/01
02/12/01       MELLON BANK                       10,000,000       03/05/01
02/13/01       FIRST UNION BANK                   3,700,000       03/05/01
02/15/01       FIRST UNION BANK                   3,000,000       03/16/01
02/16/01       FIRST UNION BANK                   2,100,000       03/12/01
02/20/01       FIRST UNION BANK                  17,200,000       03/22/01
02/20/01       PNC BANK                           1,600,000       03/08/01
02/20/01       US NATIONAL BANK                   1,800,000       03/14/01
02/21/01       PNC BANK                           3,200,000       02/22/01
02/28/01       CHASE MANHATTAN BANK               6,800,000       03/02/01
03/05/01       MELLON BANK                        1,000,000       03/06/01
03/08/01       CHASE MANHATTAN BANK               3,900,000       03/09/01
03/09/01       CHASE MANHATTAN BANK               3,000,000       03/13/01
03/15/01       CHASE MANHATTAN BANK              15,000,000       04/05/01
03/15/01       MELLON BANK                        5,000,000       03/23/01
03/15/01       MELLON BANK                       10,000,000       03/16/01
03/15/01       PNC BANK                          10,000,000       03/16/01
03/16/01       CHASE MANHATTAN BANK               2,000,000       05/04/01
03/19/01       SUMMIT BANK                        9,400,000       03/26/01
03/20/01       CITIBANK                           9,400,000       03/21/01
03/20/01       MELLON BANK                        7,900,000       03/29/01

Met-Ed cont'd
-----

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


03/21/01       CHASE MANHATTAN BANK               3,700,000       03/27/01
03/21/01       FIRST UNION BANK                   3,000,000       03/27/01
03/22/01       FIRST UNION BANK                  15,600,000       03/28/01
03/23/01       MELLON BANK                        1,800,000       03/29/01
03/26/01       SUMMIT BANK                        9,400,000       03/30/01
03/27/01       PNC BANK                           3,500,000       03/28/01
03/29/01       CHASE MANHATTAN BANK               3,800,000       04/03/01
03/30/01       MELLON BANK                        6,100,000       04/04/01



Penelec
-------

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


01/22/01       BANK OF NEW YORK                   3,200,000       01/23/01
01/22/01       SUMITOMO BANK                     10,000,000       01/23/01
01/24/01       MELLON BANK                        6,300,000       01/25/01
01/24/01       SUMITOMO BANK                      3,100,000       01/25/01
01/26/01       ALLFIRST BANK                      3,600,000       02/09/01
01/26/01       FIRST UNION BANK                  19,900,000       02/12/01
01/26/01       SUMITOMO BANK                      6,000,000       02/09/01
02/01/01       SUMITOMO BANK                      4,300,000       03/01/01
02/01/01       US NATIONAL BANK                   8,200,000       02/22/01
02/09/01       ALLFIRST BANK                      3,600,000       03/06/01
02/09/01       CHASE MANHATTAN BANK               3,100,000       03/06/01
02/09/01       CITIBANK                           5,300,000       03/06/01
02/09/01       SUMITOMO BANK                      6,300,000       03/02/01
02/12/01       FIRST UNION BANK                  12,700,000       02/13/01
02/12/01       MELLON BANK                        3,500,000       03/05/01
02/13/01       PNC BANK                           9,600,000       02/15/01
02/15/01       MELLON BANK                        4,000,000       03/15/01
02/16/01       MELLON BANK                        2,500,000       03/09/01
02/20/01       CHASE MANHATTAN BANK               4,300,000       02/21/01
02/20/01       PNC BANK                          13,400,000       03/08/01
02/22/01       PNC BANK                           4,300,000       02/23/01
02/23/01       PNC BANK                           2,300,000       02/26/01
03/01/01       CHASE MANHATTAN BANK               3,400,000       03/02/01
03/05/01       MELLON BANK                        1,500,000       03/26/01
03/06/01       CHASE MANHATTAN BANK              10,700,000       03/07/01
03/07/01       ALLFIRST BANK                      6,000,000       03/21/01
03/08/01       PNC BANK                          18,300,000       03/12/01
03/09/01       CHASE MANHATTAN BANK               2,000,000       03/23/01
03/12/01       FIRST UNION BANK                   4,100,000       03/13/01

Penelec cont'd
--------------

Issue
Date                   Bank                       Amount          Maturity
----                   ----                       ------          --------


03/12/01       MELLON BANK                        2,500,000       03/16/01
03/12/01       PNC BANK                           7,800,000       03/26/01
03/15/01       CHASE MANHATTAN BANK              10,000,000       04/05/01
03/15/01       CITIBANK                           4,000,000       03/19/01
03/15/01       CITIBANK                          10,000,000       03/16/01
03/15/01       SUMMIT BANK                        6,000,000       03/22/01
03/15/01       SUMMIT BANK                       10,000,000       03/16/01
03/16/01       SUMMIT BANK                        3,000,000       03/19/01
03/19/01       ALLFIRST BANK                      3,600,000       03/21/01
03/19/01       MELLON BANK                        5,600,000       03/23/01
03/20/01       CHASE MANHATTAN BANK               5,800,000       03/30/01
03/20/01       PNC BANK                          11,400,000       03/27/01
03/21/01       ALLFIRST BANK                      6,900,000       03/28/01
03/22/01       ALLFIRST BANK                      2,500,000       03/28/01
03/22/01       CHASE MANHATTAN BANK               2,000,000       03/28/01
03/23/01       MELLON BANK                        3,500,000       03/29/01
03/26/01       ALLFIRST BANK                      5,200,000       03/30/01
03/26/01       MELLON BANK                        2,500,000       03/30/01
03/27/01       CHASE MANHATTAN BANK               3,700,000       03/30/01
03/27/01       MELLON BANK                        4,300,000       03/30/01
03/28/01       FIRST UNION BANK                  18,100,000       03/29/01
03/28/01       US NATIONAL BANK                  10,000,000       03/30/01
03/29/01       FIRST UNION BANK                   6,100,000       04/03/01
03/29/01       MELLON BANK                       13,200,000       04/03/01
03/30/01       SUMMIT BANK                       37,200,000       04/02/01

     Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

     During the period of January 1, 2001 through March 31, 2001, the Companies repaid unsecured promissory notes issued to banks, as follows:


GPU
----

Date                 Bank                           Amount
----                 ----                           ------


01/02/01        MELLON BANK                       18,200,000
01/03/01        CHASE MANHATTAN BANK              30,000,000
01/04/01        ALLFIRST BANK                      7,400,000
01/04/01        ALLFIRST BANK                      7,600,000

GPU cont'd
---

Date                 Bank                           Amount
----                 ----                           ------


01/04/01        PNC BANK                           9,400,000
01/05/01        SUMITOMO BANK                     18,200,000
01/05/01        SUMMIT BANK                       20,000,000
01/09/01        SUMITOMO BANK                      9,500,000
01/10/01        CHASE MANHATTAN BANK              30,000,000
01/11/01        ALLFIRST BANK                     15,000,000
01/12/01        MELLON BANK                       11,000,000
01/12/01        SUMMIT BANK                       20,000,000
01/16/01        SUMITOMO BANK                      9,900,000
01/17/01        SUMITOMO BANK                     15,000,000
01/18/01        SUMITOMO BANK                      5,200,000
01/19/01        ALLFIRST BANK                     11,200,000
01/19/01        SUMMIT BANK                       20,000,000
01/22/01        SUMITOMO BANK                      4,700,000
01/25/01        CHASE MANHATTAN BANK              30,000,000
01/26/01        MERCHANTS OF BANGOR                2,000,000
01/26/01        SUMMIT BANK                       10,000,000
01/26/01        SUMMIT BANK                       20,000,000
02/02/01        ALLFIRST BANK                     11,400,000
02/06/01        SUMITOMO BANK                      9,700,000
02/07/01        SUMITOMO BANK                     15,000,000
02/08/01        CHASE MANHATTAN BANK              30,000,000
02/15/01        SUMITOMO BANK                      5,200,000
02/16/01        SUMMIT BANK                       15,000,000
02/16/01        SUMMIT BANK                       10,000,000
02/21/01        SUMITOMO BANK                      4,700,000
02/23/01        MERCHANTS OF BANGOR                2,000,000
02/26/01        SUMMIT BANK                       15,000,000
02/28/01        SUMITOMO BANK                      9,700,000
02/28/01        SUMMIT BANK                       15,000,000
02/28/01        SUMMIT BANK                        1,000,000
03/05/01        ALLFIRST BANK                     11,400,000
03/07/01        ALLFIRST BANK                     11,400,000
03/07/01        FIRST UNION BANK                     700,000
03/07/01        SUMITOMO BANK                     15,000,000
03/09/01        CHASE MANHATTAN BANK              30,000,000
03/16/01        SUMITOMO BANK                      5,200,000
03/22/01        CHASE MANHATTAN BANK               5,800,000
03/22/01        SUMITOMO BANK                      4,700,000
03/23/01        MERCHANTS OF BANGOR                2,000,000
03/23/01        SUMMIT BANK                       10,000,000
03/26/01        SUMMIT BANK                       14,000,000
03/28/01        CHASE MANHATTAN BANK               3,800,000
03/28/01        SUMMIT BANK                        6,600,000
03/29/01        CHASE MANHATTAN BANK               2,000,000
03/29/01        SUMMIT BANK                       10,000,000
03/30/01        CHASE MANHATTAN BANK               3,900,000

GPU cont'd
---

Date                 Bank                           Amount
----                 ----                           ------


03/30/01        FIRST UNION BANK                   1,900,000
03/30/01        SUMMIT BANK                        6,600,000
03/30/01        SUMMIT BANK                       10,000,000
03/30/01        SUMMIT BANK                       14,000,000



JCP&L
-----

Date                 Bank                           Amount
----                 ----                           ------


01/05/01        MELLON BANK                        1,800,000
01/09/01        MELLON BANK                        9,000,000
01/10/01        MELLON BANK                        9,000,000
01/11/01        MELLON BANK                        9,000,000
01/12/01        MELLON BANK                        5,400,000
01/16/01        MELLON BANK                        2,000,000
01/23/01        BANK OF NEW YORK                  13,000,000
01/24/01        MELLON BANK                        6,400,000
01/25/01        MELLON BANK                        3,600,000
02/08/01        CITIBANK                           7,500,000
02/13/01        PNC BANK                          15,000,000
02/21/01        PNC BANK                          10,000,000
03/01/01        CHASE MANHATTAN BANK               7,300,000
03/06/01        CHASE MANHATTAN BANK              20,000,000
03/07/01        PNC BANK                          10,000,000
03/08/01        ALLFIRST BANK                      4,700,000
03/09/01        CHASE MANHATTAN BANK              17,500,000
03/12/01        CHASE MANHATTAN BANK              11,300,000
03/13/01        MELLON BANK                       11,000,000
03/13/01        PNC BANK                           5,700,000
03/14/01        MELLON BANK                        3,400,000
03/14/01        SUMMIT BANK                       16,000,000
03/15/01        CHASE MANHATTAN BANK               6,000,000
03/16/01        CHASE MANHATTAN BANK              13,600,000
03/19/01        ALLFIRST BANK                      3,600,000
03/19/01        CHASE MANHATTAN BANK              11,700,000
03/19/01        MELLON BANK                        1,000,000
03/20/01        CHASE MANHATTAN BANK               9,500,000
03/21/01        CHASE MANHATTAN BANK               3,700,000
03/21/01        CHASE MANHATTAN BANK               6,500,000
03/21/01        CITIBANK                           5,600,000
03/22/01        CITIBANK                          10,700,000
03/23/01        CITIBANK                           5,800,000
03/26/01        ALLFIRST BANK                      5,400,000
03/26/01        FIRST UNION BANK                   1,700,000

JCP&L cont'd
-----

Date                 Bank                           Amount
----                 ----                           ------


03/26/01        PNC BANK                           5,800,000
03/27/01        CITIBANK                           9,000,000
03/27/01        MELLON BANK                        4,300,000
03/28/01        FIRST UNION BANK                   6,000,000



Met-Ed
------

Date                 Bank                           Amount
----                 ----                           ------


01/23/01        BANK OF NEW YORK                  15,800,000
01/24/01        MELLON BANK                       13,600,000
01/25/01        SUMITOMO BANK                     12,300,000
02/09/01        SUMITOMO BANK                      5,100,000
02/12/01        MELLON BANK                       20,000,000
02/13/01        FIRST UNION BANK                   6,100,000
02/15/01        MELLON BANK                        6,500,000
02/20/01        US NATIONAL BANK                   1,800,000
02/21/01        CITIBANK                           7,500,000
02/22/01        PNC BANK                           3,200,000
03/02/01        CHASE MANHATTAN BANK               6,800,000
03/02/01        SUMITOMO BANK                      4,800,000
03/05/01        FIRST UNION BANK                   3,700,000
03/05/01        MELLON BANK                       10,000,000
03/06/01        MELLON BANK                        1,000,000
03/08/01        CITIBANK                           2,200,000
03/08/01        PNC BANK                           1,600,000
03/09/01        CHASE MANHATTAN BANK               3,900,000
03/12/01        FIRST UNION BANK                   2,100,000
03/13/01        CHASE MANHATTAN BANK               3,000,000
03/14/01        US NATIONAL BANK                   1,800,000
03/16/01        FIRST UNION BANK                   3,000,000
03/16/01        MELLON BANK                       10,000,000
03/16/01        PNC BANK                          10,000,000
03/21/01        CITIBANK                           9,400,000
03/22/01        FIRST UNION BANK                  17,200,000
03/23/01        MELLON BANK                        5,000,000
03/26/01        SUMMIT BANK                        9,400,000
03/27/01        CHASE MANHATTAN BANK               3,700,000
03/27/01        FIRST UNION BANK                   3,000,000
03/28/01        FIRST UNION BANK                  15,600,000
03/28/01        PNC BANK                           3,500,000
03/29/01        MELLON BANK                        1,800,000
03/29/01        MELLON BANK                        7,900,000
03/30/01        SUMMIT BANK                        9,400,000

Penelec
-------

Date                 Bank                           Amount
----                 ----                           ------


01/23/01        BANK OF NEW YORK                   3,200,000
01/23/01        SUMITOMO BANK                     10,000,000
01/25/01        MELLON BANK                        6,300,000
01/25/01        SUMITOMO BANK                      3,100,000
02/09/01        ALLFIRST BANK                      3,600,000
02/09/01        SUMITOMO BANK                      6,000,000
02/12/01        FIRST UNION BANK                  19,900,000
02/13/01        FIRST UNION BANK                  12,700,000
02/15/01        PNC BANK                           9,600,000
02/21/01        CHASE MANHATTAN BANK               4,300,000
02/22/01        US NATIONAL BANK                   8,200,000
02/23/01        PNC BANK                           4,300,000
02/26/01        PNC BANK                           2,300,000
03/01/01        SUMITOMO BANK                      4,300,000
03/02/01        CHASE MANHATTAN BANK               3,400,000
03/02/01        SUMITOMO BANK                      6,300,000
03/05/01        MELLON BANK                        3,500,000
03/06/01        ALLFIRST BANK                      3,600,000
03/06/01        CHASE MANHATTAN BANK               3,100,000
03/06/01        CITIBANK                           5,300,000
03/07/01        CHASE MANHATTAN BANK              10,700,000
03/08/01        PNC BANK                          13,400,000
03/09/01        MELLON BANK                        2,500,000
03/12/01        PNC BANK                          18,300,000
03/13/01        FIRST UNION BANK                   4,100,000
03/15/01        MELLON BANK                        4,000,000
03/16/01        CITIBANK                          10,000,000
03/16/01        MELLON BANK                        2,500,000
03/16/01        SUMMIT BANK                       10,000,000
03/19/01        CITIBANK                           4,000,000
03/19/01        SUMMIT BANK                        3,000,000
03/21/01        ALLFIRST BANK                      3,600,000
03/21/01        ALLFIRST BANK                      6,000,000
03/22/01        SUMMIT BANK                        6,000,000
03/23/01        CHASE MANHATTAN BANK               2,000,000
03/23/01        MELLON BANK                        5,600,000
03/26/01        MELLON BANK                        1,500,000
03/26/01        PNC BANK                           7,800,000
03/27/01        PNC BANK                          11,400,000
03/28/01        ALLFIRST BANK                      6,900,000
03/28/01        ALLFIRST BANK                      2,500,000
03/28/01        CHASE MANHATTAN BANK               2,000,000
03/29/01        FIRST UNION BANK                  18,100,000
03/29/01        MELLON BANK                        3,500,000
03/30/01        ALLFIRST BANK                      5,200,000
03/30/01        CHASE MANHATTAN BANK               5,800,000
03/30/01        CHASE MANHATTAN BANK               3,700,000
03/30/01        MELLON BANK                        4,300,000
03/30/01        MELLON BANK                        2,500,000
03/30/01        US NATIONAL BANK                  10,000,000

     To summarize the above transactions, at March 31, 2001 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



            GPU                                 $ 10,700,000
            JCP&L                                 12,300,000
            Met-Ed                                26,900,000
            Penelec                               66,500,000

                                     SIGNATURE
                                     ---------

PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY



                                 By: /s/ T. G. Howson
                                     -----------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: April 9, 2001